                                                                    Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE

             VITAL SIGNS, INC. ANNOUNCES A 42% INCREASE IN QUARTERLY
               EARNINGS AND AN ANNUAL EARNINGS INCREASE OF 19% TO
                                $2.06 PER SHARE

     TOTOWA, N.J., November 22, 2005 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the fourth quarter and year ended September 30, 2005.

     Quarterly earnings per share from continuing operations increased 42% to $0.61.

     Income from continuing operations increased 42% to $7,819,000, or $.61 per share, for the fourth quarter of fiscal 2005 compared to $5,501,000 or $.43 per share for the fourth quarter of fiscal 2004.

     Net revenues for the fourth quarter of fiscal 2005 increased 10.0% to $52,619,000 compared to $47,835,000 in the comparable period last year.

     Following are the net revenues by business segment for the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004 (in thousands of dollars):

                                         NET REVENUES BY BUSINESS SEGMENT
                                         --------------------------------
                                           FOR THE THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                         --------------------------------
                                                                   PERCENT
                                          2005         2004        CHANGE
                                         --------------------------------
Anesthesia                              $27,846      $24,076        15.7%
Respiratory/Critical Care                10,712       10,160         5.4%
Sleep                                     9,656        9,901        (2.5)%
Pharmaceutical Technology Services        4,405        3,698        19.1%
                                        ---------------------------------
Net Revenues                            $52,619      $47,835        10.0%
                                        =================================

     Anesthesia net revenues increased 15.7% due in part to a 33.2% increase in sales of Limb-O'TM', our patented anesthesia circuit, and an 18.6% increase in sales of our anesthesia breathing systems, of which $1.3 million, or 5.4%, resulted from the acquisition, on March 2, 2005, of the Baxter disposable airway management product line. For the second quarter in a row, Respiratory/Critical Care net revenues have increased, this quarter by 5.4% over the fourth quarter of fiscal 2004, resulting from increases in sales of our ABG product of 11.7% and Broselow-Luten System of 51.8%.

     Net revenues in the Sleep business segment (Breas and SSA) declined 2.5% in the fourth quarter. Net revenues at Sleep Services of America (SSA), the Company's domestic sleep clinic business, increased 9.0%. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 10.9% as revenues from the new Breas product line were negatively affected by shipping delays resulting from the inability of a vendor to supply a key component to our specifications in sufficient quantity. However, shipments of these new products began on a limited basis in the quarter ending September 30, 2005.

     Sales in the Pharmaceutical Technology Services segment increased 19.1% to approximately $4.4 million resulting from increased services to our existing pharmaceutical customer base.

     Terry Wall, President and CEO of Vital Signs, commented, "We are encouraged by the improved performance in our Anesthesia and Respiratory/Critical Care segments during the fourth quarter. The integration of the Baxter disposable airways product line into our core anesthesia segment is now complete. This integration and the continued increase in our Limb-O'TM' and traditional circuit business has resulted in a 12.7% revenue increase in Anesthesia revenues over last year. We are also pleased that we have increased revenues in our Respiratory/Critical Care segment for the second quarter in a row. After the closing of certain less profitable sleep labs in fiscal 2004, SSA experienced a 22.3% sales increase in fiscal 2005 in the continuing sleep diagnostic centers over the same period last year.

     Following are the net revenues by business segment for the fiscal years ended September 30, 2005 and 2004 (in thousands of dollars):


                                           NET REVENUES BY BUSINESS SEGMENT
                                        ------------------------------------
                                                  FOR THE YEARS ENDED
                                                     SEPTEMBER 30,
                                        ------------------------------------
                                           2005          2004        PERCENT
                                                                      CHANGE
                                        ------------------------------------
Anesthesia                               $93,337       $82,791        12.7%
Respiratory/Critical Care                 42,423        42,079         0.8%
Sleep                                     41,517        44,053        (5.8)%
Pharmaceutical Technology Services        16,760        15,068        11.2%
                                        ------------------------------------
Net Revenues                            $194,037      $183,991         5.5%
                                        ====================================

     For the fiscal year ended September 30, 2005 income from continuing operations increased 18.6% to $26,300,000 as compared to $22,168,000 for the comparable fiscal 2004 period. Diluted earnings per share from continuing operations increased 20% to $2.06 for the fiscal year ended September 30, 2005 compared to $1.72 for the fiscal year ended September 30, 2004.

     For the fiscal year ended September 30, 2005, the Company reported net income of $26,389,000, or $2.06 per share on a diluted basis, as compared to $22,053,000, or $1.71 per share on a diluted basis, for the fiscal year ended September 30, 2004.

     Net cash provided from operations for the three months and fiscal year ended September 30, 2005 was approximately $5.7 million and $30.8 million, respectively. For the three months and fiscal year ended September 30, 2005 the Company bought back 27,800 shares of its common stock for $1.2 million and 238,400 shares for $9.1 million, respectively.

     On November 9, 2005 the Board approved a quarterly dividend of $0.07 per share payable on November 30, 2005 to shareholders of record on November 23, 2005.

     All statements in this press release, other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2004.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:                   Terry D. Wall, President
                                                    or William Craig, CFO
                                                           (973) 790-1330
                                                    http://www.vital-signs.com

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                           THREE MONTHS ENDED              FISCAL YEAR ENDED
                                                              SEPTEMBER 30                   SEPTEMBER 30,
                                                       -----------------------       -------------------------
                                                          2005           2004            2005            2004
                                                       --------       --------       ---------       ---------
Gross revenues                                         $ 68,990       $ 61,307       $ 253,965       $ 235,512
    Rebates                                             (15,148)       (12,610)        (55,917)        (47,810)
    Other deductions                                     (1,223)          (862)         (4,011)         (3,711)
                                                       --------       --------       ---------       ---------
Net revenues                                             52,619         47,835         194,037         183,991
Cost of goods sold and services provided                 25,484         24,334          95,507          91,374
                                                       --------       --------       ---------       ---------
Gross Profit                                             27,135         23,501          98,530          92,617
Expenses:
    Selling, general and administrative                  13,210         12,745          51,025          50,115
    Research and development                              1,422          1,629           7,011           7,036
    Restructuring charge                                    (11)           539             213             539
    Interest and other (income)/expense, net               (339)          (118)         (1,714)           (186)
                                                       --------       --------       ---------       ---------
Income from continuing operations
    before income taxes and minority interest            12,853          8,706          41,995          35,113
Provision for income taxes                                4,851          3,131          15,093          12,498
                                                       --------       --------       ---------       ---------
Income from continuing operations before
    minority interest                                     8,002          5,575          26,902          22,615
Minority interest                                           183             74             602             447
                                                       --------       --------       ---------       ---------
Income from continuing operations                         7,819          5,501          26,300          22,168
(Loss) Income from discontinued operations, net              (6)           (13)             89            (115)
                                                       --------       --------       ---------       ---------
Net income                                             $  7,813       $  5,488       $  26,389       $  22,053
                                                       ========       ========       =========       =========
Earnings (loss) per common share:
Basic:
      Income per share from continuing operations      $   0.62       $   0.43       $    2.08       $    1.73
      Discontinued operations                              0.00           0.00            0.01           (0.01)
                                                       --------       --------       ---------       ---------
      Net  earnings                                    $   0.62       $   0.43       $    2.09       $    1.72
                                                       ========       ========       =========       =========
Diluted:
      Income per share from continuing operations      $   0.61       $   0.43       $    2.06       $    1.72
      Discontinued operations                              0.00           0.00            0.00           (0.01)
                                                       --------       --------       ---------       ---------
      Net  earnings                                    $   0.61       $   0.43       $    2.06       $    1.71
                                                       ========       ========       =========       =========
Basic weighted average number of shares                  12,609         12,683          12,616          12,793
Diluted weighted average number of shares                12,811         12,771          12,789          12,907

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:

                                   (In Thousands)
                                     (Unaudited)
                                    September 30,
                               ----------------------
                                 2005          2004
                               ----------------------
Cash and cash equivalents      $ 81,767      $ 76,468
Accounts Receivable              35,040        31,876
Inventory                        16,659        16,766
Current Assets                  136,776       129,522
  Total Assets                 $252,665      $235,676
                               ========      ========

Current Liabilities            $ 16,184      $ 16,281
Total Liabilities                16,184        16,281
Shareholders equity            $232,706      $216,223
                               ========      ========